JOINT INSURED BOND AGREEMENT

THIS AGREEMENT, effective as of the 1st day of September, 2018 by and between the undersigned parties (which entities, together with any and all other entities hereafter included as named insureds under the Fidelity Bond (as hereafter defined) are collectively referred to as the “Parties” and singularly as a “Party”).

WITNESSETH:

WHEREAS, in accordance with subsection (f) of Rule 17g-1 of the Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”), Virtus Alternative Solutions Trust, Virtus Asset Trust, Virtus Equity Trust, Virtus Opportunities Trust, Virtus Retirement Trust, Virtus Variable Insurance Trust, Duff & Phelps Select Energy MLP Fund Inc., Virtus Global Multi-Sector Income Fund, Virtus Global Dividend & Income Fund Inc., Virtus Total Return Fund Inc., DNP Select Income Fund Inc., DTF Tax-Free Income Inc., Duff & Phelps Utility and Corporate Bond Trust Inc., Duff & Phelps Global Utility Income Fund Inc., Virtus Partners, Inc., Virtus Investment Partners, Inc., Virtus Investment Advisers, Inc., Virtus Alternative Investment Advisers, Inc., Virtus Retirement Investment Advisers, LLC, Virtus Fund Advisers, LLC, VP Distributors, LLC, Virtus Fund Services, LLC, Virtus Shared Services, LLC, Ceredex Value Advisors LLC, Duff & Phelps Investment Management Co., Kayne Anderson Rudnick Investment Management, LLC, Newfleet Asset Management, LLC, Rampart Investment Management Company, LLC, Seix Investment Advisors LLC, Silvant Capital Management LLC, ETF Distributors LLC, ETFis Series Trust I, Virtus ETF Trust II, Virtus ETF Advisers LLC, and Virtus ETF Solutions LLC hereby agree to enter into this Joint Insured Bond Agreement dated effective as of September 1, 2018 (the “Agreement”);

WHEREAS, the Parties are each named as insureds under that certain joint insured bond issued by Great American Insurance Co., Policy No. 234-64-18-10, respectively (which fidelity bond, together with all endorsements and riders now or hereafter issued with respect thereto and any and all renewals thereof as well as any and all substitutions or replacements thereof shall hereinafter be referred to as the “Fidelity Bond”); and

WHEREAS, the Parties mutually desire to approve the Agreement in accordance with the provisions herein below contained.

NOW, THEREFORE, the Agreement is approved with the provisions set forth below, to wit:

1.

Notwithstanding anything possibly to the contrary, the Parties mutually agree that in the event recovery is received under the Fidelity Bond as a result of a loss sustained by a registered investment company constituting a Party and one or more other insureds under the Fidelity Bond, each such Party which is a registered investment company shall receive an equitable and proportionate share of such recovery, but in no event shall such recovery be less than the amount that such affected Party would have received had it provided and maintained a single insured bond with the minimum coverage required by subsection (d)(1) of Rule 17g-1.

2.

This instrument is executed on behalf of the trustees of each of the Parties which is a trust by the trustees thereof in their capacity as such, and not individually, and the obligations of, or arising out of this instrument, are not binding upon any of such trustees or shareholder individually but are binding only upon the assets and property of said trusts.

3.

This Agreement shall be binding upon and inure to the benefit of the Parties and any and all series or portfolios thereof, as well as any and all subsidiaries, affiliates, successors and assigns of the foregoing. This Agreement shall be deemed to be automatically amended so as to include or delete Parties contemporaneously with any amendments to the Fidelity Bond including or deleting named insureds.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

Virtus Alternative Solutions Trust
Virtus Asset Trust
Virtus Equity Trust
Virtus Opportunities Trust
Virtus Retirement Trust
Virtus Variable Insurance Trust

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Senior Vice President

VP Distributors, LLC
Virtus Shared Services, LLC
Kayne Anderson Rudnick Investment Management, LLC
Newfleet Asset Management, LLC
Rampart Investment Management Company, LLC
Virtus Alternative Investment Advisers, Inc.
Virtus Fund Services, LLC
Virtus Investment Advisers, Inc.
Virtus Retirement Investment Advisers, LLC
Virtus Investment Partners, Inc.
Virtus Partners, Inc.

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Vice President

Ceredex Value Advisors LLC
Seix Investment Advisors LLC
Silvant Capital Management LLC
Virtus Fund Advisers, LLC

By:	/s/ Mark S. Flynn
Name:	Mark S. Flynn
Title:	Secretary

ETF Distributors LLC
Virtus ETF Advisers LLC
Virtus ETF Solutions LLC

By:	/s/ David G. Hanley
Name:	David G. Hanley
Title:	Treasurer

ETFis Series Trust I
Virtus ETF Trust II

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Secretary

Duff & Phelps Investment Management Co.
Virtus Global Dividend & Income Fund Inc.
Virtus Global Multi-Sector Income Fund
Virtus Total Return Fund Inc.
Duff & Phelps Select Energy MLP Fund Inc.
DNP Select Income Fund Inc.
DTF Tax-Free Income Inc.
Duff & Phelps Utility and Corporate Bond Trust Inc.
Duff & Phelps Global Utility Income Fund Inc.

By:	/s/ William Renahan
Name:	William Renahan
Title:	Secretary